SECOND AMENDMENT

WHEREAS, FBO Air, Inc., an Arizona corporation (the “Arizona FBO Air”), and Ronald J. Ricciardi (the “Executive”) entered into an Employment Agreement dated as of January 2, 2004 (the “Employment Agreement”);

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of July 26, 2004 (the “Merger Agreement”) the Arizona FBO Air was merged with and into FirstFlight, Inc., a Nevada corporation then named Shadows Bend Development, Inc. (the “Company”), and, pursuant to the Merger Agreement, the Company assumed all of the obligations of the Arizona FBO Air pursuant to the Employment Agreement;

WHEREAS, the Company and the Executive have heretofore executed the First Amendment effective April 1, 2005 to the Employment Agreement; and

WHEREAS, the Company and the Executive have mutually determined to amend the Employment Agreement as set forth in this Second Amendment;

NOW, THEREFORE, the parties agree that following amendments shall replace the identified paragraphs in the Employment Agreement as previously amended by the First Amendment effective as of December 12, 2006 or as of the later date so indicated:

3.  Duties. (a) The Executive is engaged, until the close of the meeting of the Board of Directors of the Company held on December 12, 2006, as the President and Chief Executive Officer of the Company, to oversee the operations of the Company; such specific duties may be defined from time by the Board of Directors, but shall encompass duties customary to the offices of President and/or Chief Executive Officer.

(b) Thereafter the Executive is engaged as the Vice Chairman of the Board, to perform the following duties: (i) assisting the Chairman of the Board of the Company with respect to corporate governance matters, such as (A) initiating and coordinating communications or other interactions with other members of the Board of Directors, (B) managing directors’ meetings and, in cooperation with the respective Chairman of the Board Committee, arranging for Committee meetings; (C) coordinating the scheduling and conduct of stockholders’ meetings and obtaining stockholders’ consents when authorized by the Board and (D) developing and executing a program to send communications to stockholders on an annual and quarterly basis; (ii) building expertise to create ultimately an internal investor relations capability for the Company and taking the lead role on behalf of the Company in working with the Company’s investment bankers and other outside firms to be designated to improve investor and public relations for the Company, particularly in the interim period before the Company has its own internal capabilities; (iii) with respect to the Company’s public reporting obligations, (A) coordinating with the Chief Financial Officer of the Company and its independent registered public accounting firm and its corporate counsel the preparation and filing of all reports, statements and other documents required by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and all other applicable federal and state statutes, rules and regulations, (B) developing and preparing, on an annual and quarterly basis, in cooperation with the Chief Executive and Chief Financial Officers of the Company, the Company’s disclosures with respect to Management Discussion and Analysis and Compensation Discussion and Analysis as required by the rules and regulations of the Securities and Exchange Commission and (C) coordinating, on behalf of the Company and its subsidiaries, compliance with all of their legal requirements and issues; (iv) assisting in implementing transactional matters for the Company and its subsidiaries, including (A) working with the President of the Company, other executive officers, investment bankers and other designated consultants to identify, assess and structure potential acquisitions and financial transactions, (B) implementing and coordinating all due diligence efforts relating to the foregoing, (C) coordinating with outside counsel their legal efforts on behalf of the Company and its subsidiaries and (D) taking the lead role on behalf of the Company in its relationships with its investment banking firm(s) ; and (v) any other duties as may be assigned to the Executive by the Board of Directors or the Chairman of the Board consistent with his position as an executive officer of the Company and a member of its Board of Directors.

(c) The Executive agrees to spend on the average at least two business days per week at the new corporate headquarters of the Company in Horseheads, New York and the Company shall provide him with appropriate accommodations and reimbursement for his other away-from-home expenses.

3. Term. The term of the Executive’s employment under this Agreement (the “Term”) will begin on April 1, 2005 and will continue, subject to the termination provisions set forth in paragraphs 11-13 below, until March 31, 2009; provided that this Agreement will automatically renew for additional one-year periods unless either party gives written notice to the other not to extend the Term not less than 90 days prior to then next upcoming expiration date.

4.   (a) Base Salary. Commencing on April 1, 2005 and ending on December 31, 2006, the Executive will receive a salary at the annual rate of $175,000 and thereafter at annual rate of $125,000 (the “Base Salary”). The Base Salary shall be payable in equal bi-weekly installments. The Board of Directors of the Company (or its Compensation Committee) may increase the Base Salary at any time and from time to time.

21. Notices. Notices shall be given to each of the parties hereto in writing at such address or addresses as each party shall provide from time to time in writing to the other. As of the date of this Second Amendment, such notices shall be sent:

If to the Executive:  Ronald J. Ricciardi
5 Greycliff Drive
Dallas, PA 18612

If to the Company:  FirstFlight, Inc.,
Attn: President and Chief Executive Officer
236 Sing Sing Road
Elmira-Corning Regional Airport
Horseheads, NY 14845

The parties have executed this Second Amendment as of this 27th day of March, 2007.

COMPANY:	EXECUTIVE:

FIRSTFLIGHT, INC.

William B. Wachtel	Ronald J. Ricciardi
Chairman of the Board